Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Contacts at the Company:
Aegis Communications Group, Inc.	Information Line (972) 868-0225

Aegis Communications Group Enters into Debt Conversion Agreement with World Focus

IRVING, TEXAS — December 2, 2005 — Aegis Communications Group, Inc. (OTC Bulletin Board: AGIS), a worldwide transaction-based business process outsourcing Company that enables clients to make customer contact programs more profitable and drive efficiency in back office processes, announced earlier today on November 30, 2005, it entered into a Debt Conversion Agreement with World Focus. Under the terms of the Debt Conversion Agreement, World Focus, which is the owner of approximately 67% of Aegis’s issued and outstanding common stock, will convert the aggregate outstanding principal and accrued and unpaid interest it holds under three promissory notes, totaling approximately $18.3 million, into shares of Aegis common stock at a conversion price of $0.038 per share. Interest under those three promissory notes will continue to accrue through the closing of the Debt Conversion Agreement.

Upon closing of the Debt Conversion Agreement, World Focus would receive approximately 487,287,678 shares of Aegis’s common stock. Because Aegis presently only has 139,946,978 authorized but unissued shares of common stock, Aegis does not have a sufficient number of authorized common stock available to effect the debt conversion.

As a result, the Debt Conversion Agreement is subject to the condition that Aegis’s stockholders have approved an amendment to Aegis’s Certificate of Incorporation to increase the number of shares of common stock that the Aegis is authorized to issue from 800,000,000 shares to 2,000,000,000 shares. Accordingly, in order to complete the debt conversion in accordance with the terms of the Debt Conversion Agreement, Aegis’s Board of Directors will submit to Aegis’s stockholders a proposal to increase Aegis’s number of authorized shares of common stock, which increase would be available, in part, to complete the World Focus debt conversion. The date for the Aegis’s stockholder meeting has been set for December 28, 2005, and Aegis filed its preliminary proxy materials with the SEC in this regard on December 2, 2005

Upon closing of the Debt Conversion Agreement, Aegis’s obligations to World Focus under the three subject promissory notes will be satisfied in full. Aegis anticipates that the debt conversion will be effected promptly after Aegis’s stockholders approve the amendment to Aegis’s Certificate of Incorporation and the appropriate certificate of amendment is filed with the Delaware Secretary of State.

Kannan Ramasamy, President & CEO of the Company, commented that “This transaction is significant, in that it should provide our clients great confidence in our commitment to build a strong and sustainable platform to serve them. We believe that a stronger balance sheet, the operational turnaround initiatives commenced during 2005 and the success of our sales efforts in bringing in new business will position the company favorably for delivering on its goal of building shareholder value.”

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a worldwide transaction-based business process outsourcing company that enables clients to make customer contact programs more profitable and drive efficiency in back office processes. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 2,500 people and utilizing approximately 2,700 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”. Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; and other operational, financial or legal risks or uncertainties detailed in the Company’s SEC filings from time to time. Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. The Company does not intend to update any of those forward–looking statements.